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                      [MORRISON & FOERSTER LLP LETTERHEAD]

                                 August 8, 2001

                                                     Writer's Direct Dial Number
                                                                  (415) 268-7307
Via Direct Transmission

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: Sage, Inc.
         Registration Statement on Form 8-A, File No. 001-16529

Ladies and Gentlemen:

     On behalf of Sage, Inc., a Delaware corporation (the "Company"), we hereby withdraw the Company's Registration Statement on Form 8-A (the "Form 8-A"), File No. 001-16529, filed with the Securities and Exchange Commission on June 5, 2001.

     Should you have any questions or comments regarding this matter, please do not hesitate to contact me at (415) 268-7307 or Russell Wood of this office at
(415) 268-7860.

                                          Sincerely,

                                          /s/ Michele Beth Wayne
                                          -----------------------
                                          Michele Beth Wayne


cc:  Simon Westbrook
     John W. Campbell III, Esq.